Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMC ENTERTAINMENT HOLDINGS, INC.

AMC Entertainment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), hereby certifies as follows:

FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 6, 2007.  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on June 11, 2007, a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on August 30, 2012 and a Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on December 21, 2012.

SECOND: This Third Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law and amends and restates the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation.

THIRD:  The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the Corporation is AMC Entertainment Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

A.                                    The total number of shares of capital stock that the Corporation has authority to issue is 650,000,000 shares, consisting of (i) 524,173,073 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 75,826,927 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”), and (iii) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B.                                    Except as otherwise provided by law or as set forth herein, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

C.                                    The Board of Directors is hereby expressly authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock and to determine, with respect to each such series, the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

D.                                    The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

E.                                     Each holder of record of Class A Common Stock shall have one vote for each share of Class A Common Stock that is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote.  Each holder of record of Class B Common stock shall have three votes for each share of Class B Common Stock that is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters submitted to a vote or for the consent of the stockholders of the Corporation.

F.                                      In the election of directors, stockholders shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate.  Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

G.                                    Subject to applicable law and rights, if any, of the holders of any outstanding shares of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

H.                                   Upon the liquidation, dissolution, distribution of assets or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders in proportion to the number of shares held by them.

I.                                        This Third Amended and Restated Certificate of Incorporation shall become effective immediately upon the filing of this Third Amended and Restated Certificate of Incorporation in accordance with the DGCL (such time of effectiveness, the “Effective Time”).  Upon the Effective Time, (i) each share of Class A Common Stock, par value $0.01 per share (“Class A Stock”), if any, of the Corporation issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 49.514 validly issued, fully paid and nonassessable shares of Class B Common Stock and (ii) each share of Class N Common Stock and par value $0.01 per share (“Class N Stock” and, together with the Class A Stock, “Old Common Stock”), if any, of the Corporation issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 49.514 validly issued, fully paid and nonassessable shares of Class A Common Stock (together with the Class B Common Stock, the “New Common Stock”).

J.                                        Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of shares of New Common Stock and the right to receive New Certificates pursuant to the provisions hereof, unless such shares are uncertificated.  No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation.  In lieu of any fraction of a share, the Corporation shall pay to the Corporation’s transfer agent (the “Transfer Agent”) or its nominees as soon as practicable after the Effective Time, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the stock split, the amount equal to the fair market value of the aggregate of all fractional shares otherwise issuable (the “Fractional Share Amount”).  The fair market value shall be determined based upon the price that would be paid by a willing buyer of the assets or shares at issue, in a sale process designed to attract all possible participants and to maximize value.  The determination of fair market value shall be made by the Board of Directors.

K.                                   After the Effective Time and the receipt of payment by the Corporation of the Fractional Share Amount, the Transfer Agent shall pay to the stockholders entitled to a fraction of a share their pro rata share of the Fractional Share Amount upon surrender of their Old Certificates.  If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued, unless such shares are uncertificated, shall be computed on the basis of the aggregate number of shares represented by Old Certificates surrendered.  In the event that the holder surrenders Old Certificates after the Effective Time but prior to the date on which the Fractional Share Amount is determined and paid to the Transfer Agent, the Transfer Agent shall carry forward any fractional share of such holder until the Fractional Share Amount is paid to the Transfer Agent.  In the event that the Corporation’s Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange the Transfer Agent shall carry forward any fractional share until all certificates of the holder have been presented for exchange so that the payment for fractional shares to any one person shall not exceed the value of one share.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable.

L.                                     If the Corporation in any manner subdivides or combines by any split, dividend, reclassification, recapitalization or otherwise, or combines by reverse split, reclassification, recapitalization or otherwise, the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

M.                                 Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation.  Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this section, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.  Each share of Class B Common Stock that is converted pursuant to this section shall be retired by the corporation and shall not be available for reissuance.

N.                                    Each share of Class B Common Stock shall (a) automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock, and (b) all shares of Class B Common Stock shall automatically, without further action by any holder thereof, be converted into an identical number of shares of fully paid and nonassessable Class A Common Stock if, on the record date for any meeting of stockholders of the Corporation, Wanda or its affiliates holds less than 30% of the aggregate number of shares of Common Stock then outstanding, as determined by the Board of Directors of the Corporation (a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this section shall thereupon be retired by the Corporation and shall not be available for reissuance.

O.                                    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

ARTICLE V
BOARD OF DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

A.                                    The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible.  One class’s initial term will expire at the first annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, with directors of each class to hold office until their successors are duly elected and qualified; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.  At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal as possible.  No decrease in the number of directors shall shorten the term of any incumbent director.

B.                                    The numbers of directors shall be no less than three and no more than 15.  Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation within the limitations specified in the preceding sentence shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors.

C.                                    Subject to this Article V, the election of directors may be conducted in any manner approved by the officer of the Corporation presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.

D.                                    Any or all directors of the Corporation (other than the directors, if any, elected by the holders of any series of Preferred Stock, voting separately as one or more series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

E.                                     Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

F.                                      All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Third Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.

ARTICLE VI
ACTION BY STOCKHOLDERS

A.                                    Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that if at any time Wanda or its affiliates no longer beneficial owns, in the aggregate, more than 50.0% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, then any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may no longer be effected by any consent in writing.

B.                                    Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time pursuant to a resolution of the Board of Directors (and the Chairman of the Board of Directors, the Chief Executive Officer or Secretary of the Corporation shall call the meeting pursuant to such resolution), and special meetings of stockholders of the Corporation may not be called by any other person or persons.

C.                                    The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the bylaws of the Corporation.  Meetings of stockholders may be held within or outside the state of Delaware, as the bylaws of the Corporation may provide.

ARTICLE VII
DGCL SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE VIII
CORPORATE OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and Wanda, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to Wanda or any of its respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.  Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE IX
INDEMNIFICATION; LIMITATION OF LIABILITY

A.                                    The personal liability of the directors for monetary damages for breach of fiduciary duty as a director of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL.  Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

B.                                    Each person who was or is a party or is made a party, threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (any such person, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or representative or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators.  Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, if the DGCL requires, the payment of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified under this Article IX or otherwise.  Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article IX shall be on the Corporation.  The Corporation may, by action of the Board, provide indemnification to employees and/or agents with the same scope and effect as the foregoing indemnification of directors and officers.  Notwithstanding anything to the contrary in this Article IX and except as provided in paragraph (C) of this Article IX with respect to Proceedings to enforce rights to indemnification, the Corporation shall not be required to indemnify any Indemnitee against expenses incurred in connection with a Proceeding (or part thereof) initiated by such Indemnitee unless the initiation of the Proceeding (or part thereof) was approved by the Board of Directors.

C.                                    If a claim under this Article IX is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful, in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee had not met the applicable standard of conduct.

D.                                    Any amendment, alteration or repeal of this Article IX that adversely affects any right of an Indemnitee or his or her successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

E.                                     The rights conferred by this Article IX shall not be exclusive of any other right which such Indemnitees may have or hereafter acquire under any statute, provision, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

F.                                      The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, or representative against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the DGCL.

ARTICLE X
DEFINITIONS

For purposes of this Third Amended and Restated Certificate of Incorporation:

A.                                    “affiliate” has the same meaning given to that term under Rule 12b-2 promulgated under the Exchange Act.

B.                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

C.                                    “Permitted Transfer” shall mean any of the following: (A) any Transfer of shares of Class B Common Stock to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (1) Voting Control, (2) control over the disposition of such shares, and (3) the economic consequences of ownership of such shares; and (B) any Transfer of shares of Class B Common Stock between or among affiliates of Wanda.

D.                                    “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over such share, by proxy or otherwise. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock if such share of Class B Common Stock is beneficially held by a Person that is not Wanda or its affiliates for any reason.

E.                                     “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

F.                                      “Wanda” means Dalian Wanda Group Co., Ltd, company organized under the laws of the People’s Republic of China.

ARTICLE XI
AMENDMENT

A.                                    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

B.                                    In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation, this 17th day of December, 2013.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Kevin M. Connor
	Name:	Kevin M. Connor
	Title:	Senior Vice President,
General Counsel and Secretary